Exhibit 99.1

                   Cytec Industries Inc. Announces
                          Retirement of CFO

    WEST PATERSON, N.J.--(BUSINESS WIRE)--May 29, 2007--Cytec
Industries Inc. today announced that James P. Cronin, Executive Vice President and Chief Financial Officer has announced his plan to retire at the end of June.

    Mr. Cronin joined Cytec's predecessor company American Cyanamid Company in 1983 where he held a number of progressively more responsible financial positions. Upon the spin-off in 1993 of Cytec as a separate independent company, Mr. Cronin was appointed Vice President and Chief Financial Officer. In 1996 he was promoted to Executive Vice President. Mr. Cronin is a native of New Jersey and attended Fairfield University where he received a B.S. degree in accounting. He is a retired Certified Public Accountant and a member of various professional societies and was also a 1998 recipient of CFO magazine's "CFO Excellence Award."

    Mr. Cronin stated, "I have certainly enjoyed my time at Cytec and am very proud of the accomplishments of the Cytec people. I look forward to seeing their continued success."

    "Jim has been an instrumental and founding force within Cytec throughout its existence and a key contributor to the company's success," said David Lilley, Chairman of the Board, President and Chief Executive Officer of Cytec. "On behalf of the Board of Directors, and all of the employees of Cytec, we wish Jim and his family well in his future endeavors," added Lilley.

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

    CONTACT: Cytec Industries Inc.
             David M. Drillock, 973-357-3249
             www.cytec.com